Exhibit 99.1

Hampden Bancorp, Inc. Reports a 130% Increase in Year-End Net Income, Reports Authorization of a Seventh Stock Repurchase Program, and Declares Cash Dividend

SPRINGFIELD, Mass.--(BUSINESS WIRE)--August 7, 2012--Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three and twelve months ended June 30, 2012.

The Company had an $882,000 increase in net income for the three months ended June 30, 2012 to $909,000, or $0.16 per fully diluted share, as compared to $27,000, or $0.00 per fully diluted share, for the same period in 2011. The provision for loan losses decreased $700,000 for the three month period ended June 30, 2012 compared to the same period in 2011 due to decreases in non-accrual loans and continued improvement in general economic conditions. The Company had an increase in net interest income of $363,000 for the three months ended June 30, 2012 compared to the three months ended June 30, 2011. There was an increase in interest and dividend income, including fees, of $46,000, or 0.7%, for the three months ended June 30, 2012 compared to the three months ended June 30, 2011 due to an increase in loan balances. For the three month period ended June 30, 2012, interest expense decreased by $317,000, or 18.2%, compared to the three month period ended June 30, 2011. This decrease in interest expense included a decrease in deposit interest expense of $272,000 and a decrease in borrowing interest expense of $46,000, due to a decrease in the rates on deposits and borrowings. For the three months ended June 30, 2012, the Company had a gain on the sale of loans of $182,000 compared to $12,000 for the same period in 2011, which contributed to the $206,000 increase in total non-interest income. Non-interest expense decreased $228,000, or 5.1%, for the three months ended June 30, 2012 compared to the three months ended June 30, 2011 due to decreases in advertising expenses, occupancy & equipment expenses, FDIC insurance expense, and professional fees. Our combined federal and state effective tax rate was 40.9% for the three months ended June 30, 2012 compared to 32.5% for the same period in 2011.

The Company had a $1.7 million, or 129.5%, increase in net income for the year ended June 30, 2012 to $3.0 million, or $0.51 per fully diluted share, as compared to $1.3 million, or $0.21 per fully diluted share, for the same period in 2011. The Company had an increase in net interest income of $1.2 million for the year ended June 30, 2012 compared to the year ended June 30, 2011. There was a decrease in interest and dividend income, including fees, of $714,000, or 2.8%, for the year ended June 30, 2012 compared to the year ended June 30, 2011. This decrease in interest income was mainly due to a decrease in loan income of $537,000 and a decrease in debt securities income of $159,000 due to the low interest rate environment. For the year ended June 30, 2012, interest expense decreased by $1.9 million, or 24.5%, compared to the year ended June 30, 2011. This decrease in interest expense included a decrease in deposit interest expense of $1.4 million and a decrease in borrowing interest expense of $495,000. The provision for loan losses decreased $1.5 million for the year ended June 30, 2012 compared to the same period in 2011, due to decreases in delinquent loans, the majority of which are non-accrual loans, declining impaired loans and continued improvement in general economic conditions. Management believes that the allowance for loan losses to total loans ratio is sufficient at 1.26% as of June 30, 2012. Non-interest income, including gain on sales of securities and loans, increased $304,000 for the year ended June 30, 2012 compared to the same period in 2011. This increase was due to a $173,000 increase in the gain on sale of loans, a $114,000 increase in other real estate owned rental income, and a $96,000 increase in the loss on sales or calls / impairment of securities, net. Non-interest expense remained relatively unchanged for the year ended June 30, 2012 compared to the same period in 2011. Our combined federal and state effective tax rate was 37.2% for the year ended June 30, 2012 compared to 29.8% for the same period in 2011.

The Company’s total assets increased $42.6 million, or 7.4%, from $573.3 million at June 30, 2011 to $616.0 million at June 30, 2012. Securities increased $31.9 million, or 28.5%, to $143.9 million. Net loans, including loans held for sale, increased $9.2 million, or 2.3%, to $407.3 million at June 30, 2012. Due to interest rate risk, the Company has decided to sell the majority of its current originations of long-term fixed rate mortgages and has sold $23.2 million of fixed rate mortgages during the year ended June 30, 2012.

Non-performing assets totaled $4.1 million or 0.67% of total assets, at June 30, 2012 compared to $7.5 million, or 1.30% of total assets, at June 30, 2011. Total non-performing assets included $2.3 million of non-performing loans and $1.8 million of other real estate owned. From June 30, 2011 to June 30, 2012, commercial real estate non-performing loans have decreased $1.5 million; residential mortgage non-performing loans have decreased $1.4 million; commercial non-performing loans have decreased $769,000; and consumer, including home equity and manufactured homes, non-performing loans have decreased $294,000. Impaired loans totaled $17.1 million as of June 30, 2012, of which $14.8 million, or 86.6%, are current with all payment terms. The Company has established $222,000 in specific reserves for impaired loans. When looking at the allowance for loan losses to total loans ratio of 1.26% as of June 30, 2012, management believes it is sufficient to cover estimated losses. The allowance for loan losses to non-performing loans ratio increased from 88.06% at June 30, 2011 to 225.56% at June 30, 2012.

Deposits increased $17.6 million, or 4.2%, to $434.8 million at June 30, 2012 from $417.3 million at June 30, 2011. Savings accounts increased $12.3 million, demand deposits increased $8.8 million, money market accounts increased $7.7 million and NOW accounts increased $4.5 million. Certificates of deposits decreased $15.7 million. The Company has been focused more on obtaining core deposits than time deposits.

Short-term borrowings, including repurchase agreements, increased $3.1 million, or 42.6%, to $10.3 million at June 30, 2012 from $7.2 million at June 30, 2011. This consisted of an increase of $3.0 million in short-term borrowings and an increase of $82,000 in repurchase agreements. Long-term debt increased $29.2 million, or 61.5%, to $76.7 million at June 30, 2012 from $47.5 million at June 30, 2011.

Stockholders’ equity decreased $6.4 million, or 6.8%, to $87.2 million at June 30, 2012 from $93.5 million at June 30, 2011. During the year ended June 30, 2012, the Company purchased 812,750 shares of Company stock for $10.2 million, at an average price of $12.52 per share pursuant to the Company’s previously announced stock repurchase programs. In addition, the Company repurchased 19,523 shares of Company stock, at an average price of $11.93 per share, in the twelve months ended June 30, 2012 in connection with the vesting of certain restricted stock grants issued pursuant to our 2008 Equity Incentive Plan. The Company repurchased these shares from the employee plan participants for settlement of tax withholding obligations. Our ratio of capital to total assets decreased to 14.2% at June 30, 2012 compared to 16.3% at June 30, 2011. The Company’s book value as of June 30, 2012 was $14.60 compared to $13.75 at June 30, 2011.

Thomas R. Burton, CEO and Vice Chairman stated, “We are very pleased with our year end results. Asset quality continues to improve to the point where our non-performing loans are at the lowest point in several years and our reserves remain very strong. Our year-end earnings were the best in the Company’s history and we continue to show steady earnings improvement from quarter to quarter. However, until the economy shows signs of healthy growth and strong direction, significant commercial loan growth will continue to be a challenge. As we see improvement in our local economy we are confident we have the team with the ability to garner more than our share of the market.”

The Company announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.04 per common share, payable on August 31, 2012, to shareholders of record at the close of business on August 16, 2012.

The Company also announced today that its Board of Directors authorized a seventh stock repurchase program (the “Stock Repurchase Program”) for the purchase of up to 289,106 shares, or approximately 5%, of the Company’s outstanding common stock. The Company will commence its seventh stock repurchase program immediately upon the completion of its sixth repurchase program, announced on February 7, 2012, which has 185,898 shares remaining. Any repurchases under the Stock Repurchase Program will be made through open market purchase transactions from time to time. The amount and exact timing of any repurchases will depend on market conditions and other factors, at the discretion of management of the Company, and it is intended that the Stock Repurchase Program will complete all repurchases within twelve months after its commencement. There is no assurance that the Company will repurchase shares during any period.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(unaudited)

	At June 30,	At June 30,
	2012	2011
Selected Financial Condition Data:	(In Thousands)

Total assets	$615,957	$573,326
Loans, net (1)	407,271	398,108
Securities	143,851	111,919
Deposits	434,832	417,255
Short-term borrowings, including repurchase agreements	10,315	7,233
Long-term debt	76,661	47,478
Total stockholders' equity	87,160	93,516
(1) Includes loans held for sale of $927,000 at June 30, 2012, and $400,000 at June 30, 2011.

	For The Three Months Ended June 30,		For The Year Ended June 30,
	2012	2011	2012	2011
Selected Operating Results:	(In thousands, except share data)		(In thousands, except share data)

Interest and dividend income, including fees	$6,273	$6,227	$24,833	$25,547
Interest expense	1,421	1,738	5,764	7,631
Net interest income	4,852	4,489	19,069	17,916
Provision for loan losses	-	700	425	1,900
Net interest income after provision for loan losses	4,852	3,789	18,644	16,016
Non-interest income	708	663	2,596	2,561
Gain on sales and calls of securities and loans, net	201	40	644	375
Non-interest expense	4,224	4,452	17,085	17,079
Income before income tax expense	1,537	40	4,799	1,873
Income tax expense	628	13	1,783	559
Net income	$909	$27	$3,016	$1,314

Basic earnings per share	$0.16	$0.00	$0.52	$0.21
Basic weighted average shares outstanding	5,569,599	6,222,026	5,806,977	6,247,438

Diluted earnings per share	$0.16	$0.00	$0.51	$0.21
Diluted weighted average shares outstanding	5,650,147	6,496,621	5,888,590	6,392,198

	For The Three Months Ended June 30,		For The Year Ended June 30,
	2012	2011	2012	2011
Selected Ratios:

Performance Ratios: (1)
Return on average assets (ratio of net income to average total assets)	0.59%	0.02%	0.52%	0.23%
Return on average equity (ratio of net income to average equity)	4.15%	0.12%	3.37%	1.40%
Average interest rate spread (2)	3.14%	2.98%	3.21%	3.02%
Net interest margin (3)	3.39%	3.32%	3.50%	3.38%
Efficiency ratio (4)	73.32%	85.75%	76.58%	81.91%
Non-interest expense to average total assets	2.76%	3.11%	2.94%	2.98%
Non-interest income to average total assets	0.59%	0.49%	0.56%	0.51%
Dividend pay-out ratio (5)	26.26%	755.50%	27.70%	62.10%

(1) Ratios for the three months ended June 30, 2012 are annualized.
(2) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets.
(4) The efficiency ratio represents non-interest expense for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income.
(5) Dividends declared per share divided by basic net income per common share.

	At June 30,	At March 31,	At December 31,	At September 30,	At June 30,
	2012	2012	2011	2011	2011
Asset Quality Ratios:
Non-performing loans to total loans	0.56%	0.83%	1.37%	1.48%	1.55%
Non-performing assets to total assets	0.67%	0.78%	1.16%	1.26%	1.30%
Allowance for loan losses to non-performing loans	225.59%	153.67%	101.22%	97.09%	88.06%
Allowance for loan losses to total loans	1.26%	1.28%	1.39%	1.44%	1.37%

CONTACT:
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com